EXHIBIT 99.1

Repros Receives Confirmation of Eligibility for Submission of a Centralized Marketing Authorization Application to the European Medicines Agency as a New Active Substance

THE WOODLANDS, Texas, April 6, 2015 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that the European Medicines Agency (EMA) has informed the Company, through Repros' wholly owned subsidiary, that its enclomiphene citrate capsules are eligible for submission for a centralized marketing authorization application (MAA) as a New Active Substance. Not all products are eligible for the centralized procedure and the Company was able to provide data to indicate significant differences between enclomiphene citrate and clomiphene. Assuming the MAA is successful, a centralized marketing authorization is valid in all European Union member states, as well as in the European Economic Area, a total of 31 countries. Granting New Active Substance status will allow an application to be made for a supplementary protection certificate which, if granted, can extend the exclusivity period of the product. Confirmation of eligibility for submission is not predictive of the EMA's ultimate approval of an MAA.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to the eventual submission of the MAA, the possible approval of such an MAA by the EMA and potential benefits and uses of the label for the product candidate and its commercial potential. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including risks that the EMA will not ultimately approve the MAA, the risk that the MAA, if granted, may have significant limitations on use, that even if the MAA is approved, the Company may not be able to successfully commercialize the product candidate, risks relating to the Company's ability to protect its intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com